Exhibit 99.1

Mr. Howard Mah, Management Director, Chief Financial Officer, Secretary and Treasurer of United States Commodity Funds, Announces Future Intention To Step Down From His Responsibilities At USCF.

Oakland, CA – January 15, 2015. United States Commodity Funds LLC (“USCF”) today announced that Howard Mah has indicated his intention to resign. In order to provide an orderly transition, Mr. Mah has agreed to stay and remain as a Management Director and the Chief Financial Officer (Principal Accounting Officer) of USCF until the earlier of a suitable replacement is accepted by the Board of Directors of USCF or close of business July 15, 2015.

“Mr. Mah’s dedication and service to USCF and the Funds, which USCF serves as general partner or sponsor,1 and his decision to remain as Chief Financial Officer (Principal Accounting Officer) of USCF until a suitable replacement can be found demonstrates Mr. Mah’s loyalty to USCF over these many years,” stated Nicholas Gerber, Management Director and Chief Executive Officer of USCF. “USCF and its affiliated company, USCF Advisers LLC, would not be the companies they are today without Mr. Mah’s many years of devotion. The management and employees of USCF wish Mr. Mah all the best in his future endeavors.”

The Funds that United States Commodity Funds LLC operates are distributed by ALPS Distributors, Inc.

The United States Commodity Funds® is a registered trademark. All rights reserved.

[1]	USCF is the general partner of United States Oil Fund, LP, United States Natural Gas Fund, LP, United States 12 Month Oil Fund, LP, United States Gasoline Fund, LP, United States 12 Month Natural Gas Fund, LP, United States Brent Oil Fund, LP, United States Short Oil Fund, LP and United States Diesel-Heating Oil Fund, LP. USCF serves as sponsor the United States Commodity Index Funds Trust and its series, United States Agriculture Fund, United States Commodity Index Fund, United States Copper Index Fund and United States Metals Index Fund.